EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

June 23, 2017

To the Employee Benefit Administrative Committee
The Northern Trust Company

We consent to the incorporation by reference in Registration Statement No. 333-212602 on Form S-8 of Northern Trust Corporation of our report dated June 23, 2017, relating to the statements of net assets available for benefits of The Northern Trust Company Thrift-Incentive Plan as of December 31, 2016 and 2015, the statements of changes in net assets available for benefits for the years then ended, and the schedule of assets (held at end of year) as of December 31, 2016, which report appears in this Annual Report on Form 11-K of The Northern Trust Company Thrift-Incentive Plan as of December 31, 2016.

/s/ GEORGE JOHNSON & COMPANY

CERTIFIED PUBLIC ACCOUNTANTS
Chicago, Illinois